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           FORM 8-K, EXHIBIT D, NEWS RELEASE DATED NOVEMBER 15, 1995



Contacts:          Media -           H. W. Chaddock (302) 429-5261
                                     W. R. McLaughlin (302) 429-5443
                   Analysts -        T. L. Hughes (302) 429-5363
                                     K. P. Murphy (302) 429-5471


FOR IMMEDIATE RELEASE                                          November 15, 1995




            BANKRUPTCY COURT CONFIRMS COLUMBIA REORGANIZATION PLANS;
               CLEARS WAY FOR COMPANIES TO EMERGE FROM CHAPTER 11


                 WILMINGTON, DEL. -- Chapter 11 reorganization plans for The Columbia Gas System, Inc., (NYSE:CG) and Columbia Gas Transmission Corp., its principal pipeline subsidiary, were confirmed here today by U. S. Bankruptcy Court Judge Helen Balick.

                 The rulings will permit the companies to implement the terms of their reorganization plans and emerge from Chapter 11 protection soon after a 10-day waiting period during which appeals may be filed with the Federal District Court in Delaware, provided no stay is issued.

                 Columbia System Chairman Oliver G. Richard III said he was elated with the rulings. "We're anxious to get the bankruptcy proceedings behind us and will make every effort to expedite the implementation of the plans. We want to pay our creditors as soon as possible so that we can begin to take advantage of the many opportunities that are becoming available in today's energy marketplace."

                 Richard said the continuing profitability of Columbia's business units throughout the bankruptcy demonstrates the basic soundness of their operations. He also pointed to the recent investment grade ratings accorded Columbia's new debt to be issued upon emergence as testimony to the financial strength of the Corporation. He added that the average interest rate on Columbia's new debt is expected to be among the lowest of any company in the gas industry.

                 As confirmed by the Court, the Corporation's reorganization plan provides for a total distribution of approximately $3.6 billion to its creditors, including approximately $2.3 billion in payment of the debt the Corporation owed prior to filing for Chapter 11 and approximately $1.1 billion of interest on that debt.

                 The Corporation's reorganization plan will pay its creditors the principal balances of their pre-petition debt in full and accrued pre-petition interest, post-petition interest and interest on overdue interest. This distribution will include almost $1 billion in cash to be funded in part by new bank debt; about $2 billion in new debt securities
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with maturities that range from five to 30 years; and about $200 million in preferred stock and $200 million in dividend enhanced convertible stock.

                 Columbia Transmission's confirmed reorganization plan provides for a total distribution of approximately $3.9 billion to its creditors. Of this, about $2.2 billion will be paid to the Corporation to resolve its secured and unsecured debt claims. About $1.2 billion will be paid to producers to resolve claims resulting from gas purchase contracts that the company rejected during the proceedings, and the remaining $500 million will pay other third-party and administrative claims.

                 Columbia Transmission will pay 100 percent of all priority and administrative claims, the Corporation's secured debt and all unsecured claims of $25,000 or less. Other creditors, including the producers whose contracts were rejected, will initially receive 68.875 percent and subsequently could
receive up to 72.5 percent of their allowed claims.   Customer creditors'
claims will be accorded the treatment provided in a comprehensive settlement approved by the Federal Energy Regulatory Commission and included in the confirmed plan of reorganization.

                 The Columbia Gas System, Inc., is one of the nation's largest natural gas systems. Its 17 operating subsidiaries are engaged in the exploration, production, purchase, marketing, storage, transmission and distribution of natural gas as well as electric power generation and other
energy operations.   The Corporation and Columbia Transmission have been
operating as debtors-in-possession since July 31, 1991, after a combination of events forced them to file separate petitions for protection under Chapter 11.


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